Exhibit 16.1

June 3, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NetScout Systems, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of NetScout Systems, Inc. dated May 28, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

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